CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Bufferred Performance Leveraged Upside Securities due 2011	$8,331,000	$464.87

September 2009 Pricing Supplement No. 187 Registration Statement No. 333-156423 Dated September 17, 2009 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide only a minimum payment of 10% of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying assets, subject to the maximum payment at maturity.  At maturity, if the assets have depreciated in value, and (i) if the closing price of the assets has not declined by more than the buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the assets has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	September 23, 2011
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$8,331,000
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪  If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% from the initial share price: $1,000

▪ If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10% from the initial share price:
($1,000 x share performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Initial share price:	$38.90, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Valuation date:	September 20, 2011, subject to postponement for certain market disruption events
Leverage factor:	300%
Buffer amount:	10%
Maximum payment at maturity:	$1,442.50 per Buffered PLUS (144.25% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	September 17, 2009
Original issue date:	September 24, 2009 (5 business days after the pricing date)
CUSIP:	617482HA5
ISIN	US617482HA58
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1	$999
Total	$8,331,000	$8,331	$8,322,669
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental information regarding plan of distribution; conflicts of interest.”

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008
THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $100 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
September 17, 2009	September 24, 2009 (5 business days after the pricing date)	September 23, 2011, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Share underlying index:	MSCI Emerging Markets Index
Issue price:	$1,000 per Buffered PLUS
Aggregate principal amount:	$8,331,000
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 10% from the initial share price: $1,000
▪ If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 10% from the initial share price:
($1,000 x share performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.
Leverage factor:	300%
Buffer amount:	10%
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Initial share price:	38.90, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	September 20, 2011, subject to adjustment for certain market disruption events
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$1,442.50 per Buffered PLUS (144.25% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 7.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482HA5
ISIN:	US617482HA58
Minimum ticketing size:	1 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Because the Buffered PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares.  Such purchase activity could have increased the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.
MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	300%
Buffer amount:	10%
Maximum payment at maturity:	$1,442.50 per Buffered PLUS (144.25% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, investors will receive the $1,000 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity of $1,442.50 per Buffered PLUS.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 114.75% of the initial share price.

▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

▪
If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price, plus the buffer amount of 10%  The minimum payment at maturity is $100 per Buffered PLUS.

o	For example, if the underlying shares depreciate 30%, investors would lose 20% of their principal and receive only $800 per Buffered PLUS at maturity, or 80% of the stated principal amount.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$1,000    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $1,000

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($1,000    X    Share Performance Factor)    +    $100

Because the share performance factor will be less than 0.9, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 in the accompanying prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares, plus $100 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,442.50 per Buffered PLUS, or 144.25% of the stated principal amount. Although the leverage factor provides 300% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 144.25% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 14.75% of the initial share price will not increase the return on the Buffered PLUS.

▪
Market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the underlying share index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates of the U.S. dollar relative to the currency in which the stocks underlying the underlying share index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares.  Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the underlying share index or the stocks that constitute the underlying share index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the underlying share index.

▪
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the underlying share index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

dollar strengthens against the currencies of the component securities represented in the underlying share index, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities such as the Buffered PLUS linked to the value of emerging markets equity securities.  The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
Adjustments to the underlying shares or to the underlying share index could adversely affect the value of the Buffered PLUS.  The investment adviser to the iShares® MSCI Emerging Markets Index Fund (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying share index.  Barclays Global Fund Advisors (“BGFA”) is currently the Investment Adviser. However, on June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions. Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the iShares® MSCI Emerging Markets Index Fund’s current investment advisory agreement with BGFA.  The iShares® MSCI Emerging Markets Index Fund’s Board of Trustees and its shareholders will need to approve a new investment advisory agreement. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the underlying share index.  MSCI may add, delete or substitute the stocks constituting the underlying share index or make other methodological changes that could change the value of the underlying share index.  MSCI may discontinue or suspend calculation or publication of the underlying share index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying share index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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Buffered Performance Leveraged Upside SecuritiesSM

▪
The underlying shares and the underlying share index are different. The performance of the underlying shares may not exactly replicate the performance of the underlying share index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the underlying share index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying share index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the underlying share index or due to other circumstances.  The Investment Adviser generally invests at least 90% of the iShares® MSCI Emerging Markets Index Fund’s assets in the securities of the MSCI Emerging Markets Index.  The Investment Adviser may invest the remainder of such assets in other securities, including securities not in the MSCI Emerging Markets Index, futures contracts, options on futures contracts and other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser or its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® MSCI Emerging Markets Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying share index or a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the underlying share index), including trading in the underlying shares and in other instruments related to the underlying shares or the underlying share index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and the stocks that constitute the underlying share index and other financial instruments related to the underlying share index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price and,

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

§
therefore, could have increased the price at which the shares of the iShares® MSCI Emerging Markets Index Fund must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

September 2009	Page 10

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  Effective May 2010, Israel will be reclassified as a developed market and will no longer be included in the MSCI Emerging Markets IndexSM.  The MSCI Emerging Markets IndexSM is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI Emerging Markets IndexSM” and “—MSCI Global Investable Market Indices Methodology” in Annex A of the accompanying prospectus supplement for PLUS.

September 2009	Page 11

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information
The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund for each quarter in the period from January 1, 2004 through September 17, 2009.  The related graph sets forth the daily closing values of the underlying shares for the same period.  The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on September 17, 2009 was $38.90.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date.
iShares® MSCI Emerging Markets Index Fund (CUSIP 464287234)	High	Low	Period End
2004
First Quarter	19.8356	18.3833	19.5000
Second Quarter	20.2044	15.8844	17.9589
Third Quarter	19.1667	16.9633	19.1667
Fourth Quarter	22.4278	18.9000	22.4278
2005
First Quarter	24.6500	21.2111	22.5333
Second Quarter	24.3700	21.7000	23.8667
Third Quarter	28.3400	23.9433	28.2933
Fourth Quarter	29.8333	25.0500	29.4167
2006
First Quarter	33.5933	30.5167	33.0000
Second Quarter	37.0333	27.3167	31.3000
Third Quarter	33.1000	29.2000	32.2567
Fourth Quarter	38.2000	31.7667	38.0567
2007
First Quarter	39.5433	35.0967	38.8333
Second Quarter	44.4000	39.1500	43.8833
Third Quarter	50.1333	39.5000	49.8167
Fourth Quarter	55.7300	47.1767	50.1000
2008
First Quarter	50.3667	42.1555	44.7933
Second Quarter	51.7100	44.4700	45.2400
Third Quarter	44.4333	31.5500	34.1700
Fourth Quarter	34.5800	18.2600	24.9700
2009
First Quarter	27.1000	19.9400	24.8100
Second Quarter	34.6400	25.6300	32.2300
Third Quarter (through September 17, 2009)	39.1300	30.7400	38.9000

Shares of the iShares® MSCI Emerging Markets Index Fund Daily Closing Prices January 1, 2004 to September 17, 2009

September 2009	Page 12

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due September 23, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

September 2009	Page 13